Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Mondas Minerals Corporation (An Exploration Stage Company), as of our report dated July 9, 2008 on our audit of the financial statements of Mondas Minerals Corporation (An Exploration Stage Company) as of June 30, 2008 and the related statements of operations, stockholders' equity (deficit) and cash flows from inception on April 25, 2008 through June 30, 2008, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
July 14, 2008





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